UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016

SOFTECH, INC.
(Exact name of the Registrant as specified in its charter)

Massachusetts	0-10665	04-2453033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Suffolk Street, Suite 415, Lowell, MA 01854
(Address of principal executive offices and zip code)

Telephone (978) 513-2700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2016, Amy E. McGuire notified SofTech, Inc. (the “Company”) of her intention to resign from her position of Chief Financial Officer, effective immediately, to accept a similar position at another company.  Ms. McGuire has agreed to assist the Company in a part time advisory role during an undefined transition period. In exchange for her transition services, Ms. McGuire will receive an advisory fee of $100.00 per hour.

The Company has begun the process of identifying Ms. McGuire’s successor.  Joseph P. Mullaney, the Company’s President and Chief Executive Officer, will assume the duties of the Company’s principal financial officer on an interim basis until such time as the Company appoints a new Chief Financial Officer.  Mr. Mullaney is 59 years old and has served as President and Chief Executive Officer of the Company since March 2011 (and  also held such positions from June 2001 through December 2006).  Mr. Mullaney’s financial experience includes, from January 2007 through December 2007, serving as Chief Executive Officer and Chief Financial Officer of Boston Communications Group, Inc., during which time he led the repositioning of that troubled entity for a successful sale at double its then current market value.  Mr. Mullaney has a BS from Stonehill College and an MBA from Northeastern University.  The Company has contracted with Accounting Management Solutions to provide interim accounting services as it assesses its staffing needs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SofTech, Inc.

Date: August 11, 2016	By:	/s/ Joseph P. Mullaney
Joseph P. Mullaney Chief Executive Officer